Exhibit 99
                                                                         2003-07

    [LOGO]
     HECLA
MINING COMPANY       HECLA REPORTS $6.7 MILLION IN NET INCOME FOR FIRST QUARTER:
                           LOWER PRODUCTION COSTS AND INCREASES IN SILVER
                         PRODUCTION, SALES, GROSS PROFIT AND CASH POSITION

                       For The Period Ended March 31, 2003
                            For Release: May 1, 2003

         COEUR D'ALENE, IDAHO -- Hecla Mining Company (HL:NYSE) today reported net income of $6.7 million, or 6 cents per share, for the first quarter of 2003, compared to $0.5 million, or 1 cent per share, in the first quarter of 2002. Improved gold and silver prices, increased silver production and lower silver costs improved the first quarter performance in 2003 compared to the same period last year. Also contributing to the improvement were a one-time $4 million litigation settlement and a $1.1 million positive cumulative effect of change in accounting principle. Excluding the benefits of the one-time items, Hecla earned $1.7 million in net income for the quarter, a significant improvement over last year's first quarter. Sales in the first quarter of 2003 were $26.4 million, compared to $23.4 million in the first quarter of 2002. Gross profit nearly doubled from $3.7 million in the first quarter of 2002 to $7 million in the first quarter of this year. Cash flow provided by operating activities improved more than nine-fold in the same period, from $0.5 million to $4.8 million, including the litigation settlement described above. As planned, exploration activities increased to $2.1 million during the first quarter of 2003, compared to $0.5 million during the first quarter of 2002.

         Hecla Chairman and Chief Executive Officer Arthur Brown said, "Things continue to go very well for our company. Our performance over the past 18 months has put us solidly in the mid-tier level of gold companies, while remaining a major primary silver producer. Our cash costs are among the lowest in the industry for both gold and silver, and our prospects for the future look good. In addition, we are in strong financial shape with the cash on our balance sheet from the underwritten public offering in January."

                          FIRST QUARTER 2003 HIGHLIGHTS

     --Net income of $6.7 million, gross profit of $7 million
     --2.4 million ounces of silver produced at a record low cash cost of $1.67 per ounce
     --Outstanding performance at San Sebastian, including a successful transition from contractor to owner mining
     --More than 53,000 ounces of gold produced, with 35,000 ounces produced at a cash cost of $137 per ounce
     --21% increase in the price of gold compared to the first quarter of 2002 --Cash and cash equivalents increased to almost $114 million
     --$4 million in settlement proceeds from Zemex Corporation
     --$1.1 million positive cumulative effect of change in accounting principle

                                   OPERATIONS

         In the first quarter, Hecla produced 2.4 million ounces of silver at a low average total cash cost of $1.67 per ounce. The company also produced 53,412 ounces of gold, with 34,944 of those ounces produced at an average total cash cost of $137 per ounce during the first quarter of 2003. Precious metals prices increased


     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612
compared to a year ago with an average realized gold price of $333 per ounce and an average silver price of $4.69 per ounce during the quarter, compared to $295 and $4.51, respectively, during the first quarter of 2002.

         Hecla President and Chief Operating Officer Phil Baker said, "Hecla produced more silver and at a lower cost per ounce this quarter than in any previous quarter in our 112-year history. And this is after a record year of production and costs in 2002. This is evidence of our commitment to growing profitably. We also are able to confirm our production estimates of 215,000 ounces of gold and 9 million ounces of silver for 2003."

         Hecla's underground San Sebastian silver mine in central Mexico was the star performer during the first quarter. San Sebastian had record production of 1 million ounces of silver and nearly 12,000 ounces of gold during the period. The grade of silver improved to more than 32 ounces per ton, compared to about 26 ounces per ton during the first quarter of 2002. The gold grade increased to more than a third of an ounce per ton. As a by-product metal, gold contributed significantly to San Sebastian's phenomenally low average total cash cost per ounce of a negative seven cents. San Sebastian has been in the process of converting from contractor mining to owner mining during the first quarter. That transition has been very successful, resulting in safer mine conditions and improvements in production, as well as adding 92 employees to Hecla's roster. Baker said, "San Sebastian had an outstanding quarter. While we certainly could see negative cash costs in the future, we don't necessarily expect them. However, we do anticipate very low-cost performance going forward."

         The La Camorra gold mine in Venezuela continued its trend as a solid, consistent, low-cost producer, with 34,944 ounces of gold in the first quarter of 2003 at an average total cash cost of $137 per ounce. La Camorra's gold production decreased about 5,000 ounces compared to the first quarter of 2002, primarily because of scheduled maintenance. The mine is on track to produce 150,000 ounces at an average total cash cost of $150 per ounce for 2003.

         The Greens Creek mine in Alaska, in which Hecla holds a 29.73% interest in a joint venture with Kennecott Greens Creek Mining Company, produced 740,660 ounces of silver for Hecla's account during the first quarter of 2003. The average total cash cost at Greens Creek decreased 13% compared to the first quarter of 2002, to $1.67 per ounce. Although the grade of silver and silver production for the first quarter of 2003 was, as anticipated, lower than the same period last year, increased by-product credits from a favorable gold price continue to keep cash costs low at Greens Creek.

         Hecla's third primary silver mine, the Lucky Friday in northern Idaho, produced 635,452 ounces of silver during the first quarter of 2003, a 54% increase in silver production over the first quarter of last year. The improvement was due to an increased silver ore grade to nearly 16 ounces per ton and increased tonnage processed through the mill. Management continues to work at lowering production costs at this deep underground mine, which totaled $4.47 average total cash cost per ounce of silver during the first quarter. Although still comparatively high, total cash costs per ounce at the Lucky Friday mine have decreased 17% since the first quarter of 2002. According to Baker, "While our people at Lucky Friday continue to do an excellent job of controlling costs, we do expect higher costs due to planned mine development during the second quarter, with lower costs again thereafter."


     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612

                                   EXPLORATION

         Baker said, "We are focusing closely on several excellent exploration targets this year, particularly in Venezuela and Mexico. Results to date have been so encouraging that we expect to begin development ramps on two or more projects before the end of the year. This is part of our effort to double Hecla's gold production within the next five years."

VENEZUELA

         Hecla is experiencing outstanding results from its drilling program on Block B in Venezuela. With the first 50-hole drilling program 80% complete, more than 60% of the assays have returned ore grade results, some up to 3+ ounces of gold per ton. A feasibility study and mine development planning are underway, and assuming a favorable outcome of the study, Hecla could begin underground ramp development before the end of the year. Last year, Hecla signed a 20-year lease with the Venezuelan government-run mining company to explore and develop the area.

         At the Canaima gold property, just seven kilometers northeast of the La Camorra mine in Venezuela, a resource of 550,000 tons grading 0.38 ounce of gold per ton has been identified. Geologists and engineers are studying the complexities of the hydrology and rock mechanics at the property, which lies adjacent to and under the Cuyuni River. A feasibility study for a development ramp is in progress.

         Mine exploration on the Main and Betzy veins at the La Camorra mine continues. The goal of this underground mine exploration is to continue to replace ore reserves that have been mined out, which Hecla has successfully accomplished since acquiring the mine in 1999. Results have been encouraging enough to begin work on the development of a shaft. A decision to begin construction is expected before the end of the year.

MEXICO

         Through an exploration program last year and early this year, a resource of nearly 150,000 tons grading 0.43 ounce of gold per ton has been identified on the Don Sergio vein, just south of Hecla's San Sebastian mine. Pending a positive outcome of a feasibility study, preliminary plans are being made to start ramp development on the deposit in the third quarter.

         Hecla is currently conducting exploration drilling on three other targets on the sizeable and very prospective land position it holds surrounding the San Sebastian mine in the state of Durango, Mexico. Baker said, "We're now taking a look at the North, Cerro Pedernalillo and La Esperanza veins. These are very early stage drilling programs, but are just the beginning of an extensive exploration program we plan to conduct on numerous targets in the area."

NEVADA

         A plan of operations has been submitted on schedule for the Hollister Development Block gold exploration project in Nevada, a joint venture with Great Basin Gold. The company is working with state and federal officials to shepherd the plan through the U.S. permitting process.

                                      OTHER

         In January, Hecla completed an underwritten public offering of 23 million shares of common stock and received net proceeds of approximately $91.2 million in cash. Proceeds are intended to be used to fund future


     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612
exploration and development, working capital requirement, capital expenditures, potential acquisitions and for other general corporate purposes.

         During the first quarter, Hecla received $4 million from Zemex Corporation to settle a lawsuit brought by Hecla against Zemex over its failure to close on the purchase of Hecla's subsidiary, Kentucky-Tennessee Clay Company, in early 2001.

         During the first quarter, Hecla adopted Statement of Financial Accounting Standards No. 143 "Accounting For Asset Retirement Obligations," which requires the fair value of reclamation liabilities at current operating properties be recognized in the period in which it is incurred, with an offset to property, plant and equipment to increase the carrying value of the related assets. As a result, a $1.1 million positive cumulative effect of change in accounting principle was recorded, which represents the difference between those amounts determined under SFAS No. 143 and the amount previously recorded in the consolidated financial statements.

         Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 112-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

         Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

         Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.
                 -------------------------------


            Hecla Mining Company news releases can be accessed on the
                    Internet at: http://www.hecla-mining.com
                                 ---------------------------


     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612

                              HECLA MINING COMPANY
                    (dollars in thousands, except per share,
                  per ounce and per pound amounts - unaudited)

                                                                First Quarter Ended
                                                           -----------------------------
HIGHLIGHTS                                                 MAR. 31, 2003   Mar. 31, 2002
----------------------------------------------------------------------------------------
FINANCIAL DATA
----------------------------------------------------------------------------------------
Sales of products                                            $    26,441     $    23,383
Gross profit                                                       6,955           3,734
Income from operations                                             2,674           1,171
Net income                                                         6,735             486
Basic and diluted income (loss) per common share(1)                 0.06           (0.02)
Cash flow provided by operating activities                         4,750             523
----------------------------------------------------------------------------------------
SALES OF PRODUCTS BY SEGMENT
----------------------------------------------------------------------------------------
Silver operations(2)                                         $    16,924     $    12,110
Gold operations                                                    8,976          11,273
Other                                                                541              --
                                                             -----------     -----------
  Total sales                                                $    26,441     $    23,383
----------------------------------------------------------------------------------------
GROSS PROFIT BY SEGMENT
----------------------------------------------------------------------------------------
Silver operations(2)                                         $     4,160     $       664
Gold operations                                                    2,789           3,070
Other                                                                  6              --
                                                             -----------     -----------
  Total gross profit                                         $     6,955     $     3,734
----------------------------------------------------------------------------------------
PRODUCTION SUMMARY - TOTALS
----------------------------------------------------------------------------------------
Silver - Ounces                                                2,398,199       2,009,997
Gold - Ounces                                                     53,412          56,402
Lead - Tons                                                        5,627           4,021
Zinc - Tons                                                        6,685           6,315
Average cost per ounce of silver produced(2):
  Cash operating costs ($/oz.)                                      1.58            2.39
  Total cash costs ($/oz.)(3)                                       1.67            2.47
  Total production costs ($/oz.)                                    2.83            4.02
Average cost per ounce of gold produced(2):
  Cash operating costs ($/oz.)                                       137             137
  Total cash costs ($/oz.)(3)                                        137             137
  Total production costs ($/oz.)                                     206             207
----------------------------------------------------------------------------------------
AVERAGE METAL PRICES
----------------------------------------------------------------------------------------
Silver - Handy & Harman ($/oz.)                                     4.69            4.51
Gold - Realized ($/oz.)                                              333             295
Gold - London Final ($/oz.)                                          352             290
Lead - LME Cash (cents/pound)                                       20.8            22.3
Zinc - LME Cash (cents/pound)                                       35.7            36.0

(1) For the quarters ended March 31, 2003 and 2002, respectively, preferred stock dividends of $0.7 million and $2 million were not declared or paid. The preferred dividends are not included in the determination of net income; however, they are included in determining income (loss) applicable to common shareholders and earnings per share. Including the effects of preferred stock dividends, income applicable to common shareholders totaled $6.1 million for the three months ended March 31, 2003, as compared to a loss applicable to common shareholders of $1.5 million during the same period in 2002.

(2) Includes gold produced at silver operations, which is treated as a by-product credit in calculating silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612

                              HECLA MINING COMPANY
                      Consolidated Statements of Operations
     (dollars and shares in thousands, except per share amounts - unaudited)

                                                                             First Quarter Ended
                                                                       ------------------------------
                                                                       MAR. 31, 2003    Mar. 31, 2002
                                                                       -------------    -------------
Sales of products                                                          $  26,441        $  23,383
                                                                           ---------        ---------
Cost of sales and other direct production costs                               14,583           14,091
Depreciation, depletion and amortization                                       4,903            5,558
                                                                           ---------         --------
                                                                              19,486           19,649
                                                                           ---------         --------
Gross profit                                                                   6,955            3,734
                                                                           ---------         --------

Other operating expenses:
  General and administrative                                                   2,039            1,877
  Exploration                                                                  2,133              524
  Depreciation and amortization                                                   29               53
  Provision for closed operations and environmental matters                       80              109
                                                                           ---------         --------
                                                                               4,281            2,563
                                                                           ---------         --------
Income from operations                                                         2,674            1,171
                                                                           ---------         --------

Other income (expense):
  Interest and other income                                                    4,579              409
  Miscellaneous, net                                                            (472)            (146)
  Interest expense                                                              (359)            (464)
                                                                           ---------         --------
                                                                               3,748             (201)
                                                                           ---------         --------
Income from operations, before income taxes and
  cumulative effect of change in accounting principle                          6,422              970
Income tax provision                                                            (759)              --
                                                                           ---------         --------
Income from operations before cumulative effect
  of change in accounting principle                                            5,663              970
Cumulative effect of change in accounting principle, net of income tax         1,072               --
Discontinued operations, net of income tax                                        --             (484)
                                                                           ---------         --------
Net income                                                                 $   6,735         $    486
                                                                           =========         ========

Basic and diluted income (loss) per common share:
  Income (loss) from operations after preferred stock dividends            $    0.05         $  (0.01)
  Cumulative effect of change in accounting principle                           0.01               --
  Loss from discontinued operations                                              --             (0.01)
                                                                           --------          --------
Basic and diluted income (loss) per common share(1)                        $    0.06         $  (0.02)
                                                                           =========         ========

Basic weighted average number of common shares outstanding                   109,320           73,840
                                                                           ==========        ========

Diluted weighted average number of common shares outstanding                 110,209           73,840
                                                                           ==========        ========

(1) For the quarters ended March 31, 2003 and 2002, respectively, preferred stock dividends of $0.7 million and $2 million were not declared or paid. The preferred dividends are not included in the determination of net income; however, they are included in determining income (loss) applicable to common shareholders and earnings per share. Including the effects of preferred stock dividends, income applicable to common shareholders totaled $6.1 million for the three months ended March 31, 2003, as compared to a loss applicable to common shareholders of $1.5 million during the same period in 2002.


     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612

                              HECLA MINING COMPANY
                           Consolidated Balance Sheets
                  (dollars and shares in thousands - unaudited)

                                                             MAR. 31, 2003     Dec. 31, 2002
--------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents                                     $  113,554        $   19,542
  Accounts and notes receivable                                      9,890            10,154
  Inventories                                                       15,675            14,758
  Deferred income taxes                                              2,025             2,700
  Other current assets                                               3,333             1,780
                                                                ----------        ----------
      Total current assets                                         144,477            48,934
Investments                                                            125                76
Restricted investments                                               6,455             6,428
Properties, plants and equipment, net                               90,893            92,365
Deferred income taxes                                                  300               300
Other noncurrent assets                                             12,250            12,038
                                                                ----------        ----------

TOTAL ASSETS                                                    $  254,500        $  160,141
                                                                ==========        ==========
--------------------------------------------------------------------------------------------
LIABILITIES
--------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses                         $    9,245        $   11,731
  Accrued payroll and related benefits                               4,432             7,603
  Current portion of debt                                            8,490             7,296
  Accrued taxes                                                      1,296             1,572
  Current portion of accrued reclamation and closure costs           7,064             7,005
                                                                ----------        ----------
      Total current liabilities                                     30,527            35,207
Long-term debt                                                       4,476             4,657
Accrued reclamation and closure costs                               42,439            42,718
Other noncurrent liabilities                                         6,370             5,629
                                                                ----------        ----------

TOTAL LIABILITIES                                                   83,812            88,211
                                                                ----------        ----------
--------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------
Preferred stock                                                        188               188
Common stock                                                        27,349            21,547
Capital surplus                                                    492,055           405,959
Accumulated deficit                                               (348,809)         (355,544)
Accumulated other comprehensive income (loss)                           23               (36)
Stock held by grantor trust                                             --               (66)
Treasury stock                                                        (118)             (118)
                                                                ----------        ----------

TOTAL SHAREHOLDERS' EQUITY                                         170,688            71,930
                                                                ----------        ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $  254,500        $  160,141
                                                                ==========        ==========

Common shares outstanding at end of period                         109,389            86,179
                                                                ==========        ==========


     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612

                              HECLA MINING COMPANY
                      Consolidated Statements of Cash Flows
                       (dollars in thousands - unaudited)

                                                                                 First Quarter Ended
                                                                           ------------------------------
                                                                           MAR. 31, 2003    Mar. 31, 2002
---------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
---------------------------------------------------------------------------------------------------------
Net income                                                                     $   6,735        $     486
Noncash elements included in net income:
  Depreciation, depletion and amortization                                         4,932            5,611
  Cumulative effect of change in accounting principle                             (1,072)              --
  Gain on disposition of properties, plants and equipment                           (209)            (122)
  Provision for reclamation and closure costs                                        234              340
  Deferred incomes taxes                                                             675               --
  Change in net assets of discontinued operations                                     --              438
Change in assets and liabilities:
  Accounts and notes receivable                                                      264           (3,230)
  Inventories                                                                       (917)          (1,169)
  Other current and noncurrent assets                                               (415)            (839)
  Accounts payable and accrued expenses                                           (2,476)            (875)
  Accrued payroll and related benefits                                            (2,535)             669
  Accrued taxes                                                                     (276)             206
  Accrued reclamation and closure costs and other noncurrent liabilities            (190)            (992)
                                                                               ---------        ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          4,750              523
                                                                               ---------        ---------
---------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
---------------------------------------------------------------------------------------------------------
Proceeds from sale of discontinued operations                                         --            1,585
Additions to properties, plants and equipment                                     (2,027)          (2,182)
Proceeds from disposition of properties, plants and equipment                        325              138
Increase in restricted investments                                                (1,377)              --
Other, net                                                                            --              108
                                                                               ---------        ---------
NET CASH USED BY INVESTING ACTIVITIES                                             (3,079)            (351)
                                                                               ---------        ---------
---------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
---------------------------------------------------------------------------------------------------------
Common stock issued under warrants and stock option plans                             41              983
Common stock issued                                                               91,287               --
Borrowing on debt                                                                  1,350            3,300
Repayment on debt                                                                   (337)          (3,396)
                                                                               ---------        ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                         92,341              887
                                                                               ---------        ---------

Net increase in cash and cash equivalents                                         94,012            1,059
Cash and cash equivalents at beginning of period                                  19,542            7,560
                                                                               ---------        ---------

Cash and cash equivalents at end of period                                     $ 113,554        $   8,619
                                                                               =========        =========


     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612

                              HECLA MINING COMPANY
                                 Production Data

                                                                 First Quarter Ended
                                                          --------------------------------
                                                          MAR. 31, 2003      Mar. 31, 2002
------------------------------------------------------------------------------------------
LA CAMORRA UNIT
------------------------------------------------------------------------------------------
Tons of ore milled                                               44,767             50,941
Days of operation                                                    80                 81
Mining cost per ton                                              $36.87             $36.30
Milling cost per ton                                             $13.61             $15.49
Ore grade milled - Gold (oz./ton)                                 0.824              0.827
Gold produced (oz.)                                              34,944             40,217
Average cost of gold produced:
   Cash operating costs per ounce                                  $137               $137
   Total cash costs per ounce(1)                                   $137               $137
   Total production costs per ounce                                $206               $207
------------------------------------------------------------------------------------------
GREENS CREEK UNIT (REFLECTS HECLA'S 29.73% SHARE)
------------------------------------------------------------------------------------------
Tons of ore milled                                               56,161             52,600
Days of operation                                                    90                 90
Mining cost per ton                                              $27.67             $28.99
Milling cost per ton                                             $16.30             $14.96
Ore grade milled - Silver (oz./ton)                               17.62              21.07
Silver produced (oz.)                                           740,660            829,198
Gold produced (oz.)                                               6,848              7,076
Lead produced (tons)                                              1,987              1,946
Zinc produced (tons)                                              6,082              5,778
Average cost of silver produced(2):
   Cash operating costs per ounce                                 $1.67              $1.90
   Total cash costs per ounce(1)                                  $1.67              $1.91
   Total production costs per ounce                               $4.39              $4.45
------------------------------------------------------------------------------------------
SAN SEBASTIAN UNIT
------------------------------------------------------------------------------------------
Tons of ore processed                                            32,600             33,023
Days of operation                                                    75                 67
Mining cost per ton                                              $33.57             $32.68
Milling cost per ton                                             $37.89             $30.24
Ore grade milled - Silver (oz./ton)                               32.45              25.50
Ore grade milled - Gold (oz./ton)                                 0.389              0.307
Silver produced (oz.)                                         1,022,087            768,588
Gold produced (oz.)                                              11,554              9,062
Average cost of silver produced(2):
   Cash operating costs per ounce                                $(0.27)             $1.34
   Total cash costs per ounce(1)                                 $(0.07)             $1.51
   Total production costs per ounce                               $0.67              $2.49


     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612

                              HECLA MINING COMPANY
                             Production Data (cont.)


                                               First Quarter Ended
                                         --------------------------------
                                         MAR. 31, 2003      Mar. 31, 2002
-------------------------------------------------------------------------
LUCKY FRIDAY UNIT
-------------------------------------------------------------------------
Tons of ore processed                           42,312             31,588
Days of operation                                   90                 75
Mining cost per ton                             $44.61             $45.54
Milling cost per ton                             $6.33              $8.01
Ore grade milled - Silver (oz./ton)              15.92              13.99
Silver produced (oz.)                          635,452            412,211
Gold produced (oz.)                                 66                 47
Lead produced (tons)                             3,640              2,075
Zinc produced (tons)                               603                537
Average cost of silver produced(2):
   Cash operating costs per ounce                $4.47              $5.36
   Total cash costs per ounce(1)                 $4.47              $5.36
   Total production costs per ounce              $4.48              $5.97


(1) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) Gold produced is treated as a by-product credit in calculating silver costs per ounce.


                                         CAPITAL ADDITIONS
                                      (dollars in thousands)
                                        First Quarter Ended
                                ---------------------------------
                                MAR. 31, 2003       Mar. 31, 2002
                                -------------       -------------
     Greens Creek (29.73%*)     $         276       $         696
     La Camorra                           819                 969
     San Sebastian                        875                 498
     Other                                 57                  19
                                -------------       -------------
       Total capitalized        $       2,027       $       2,182
                                =============       =============

     *Hecla's share


                                HEDGED POSITIONS
                              As of March 31, 2003

               Gold: 93,729 ounces hedged @ average price of $288



     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612

                              HECLA MINING COMPANY
          Reconciliation of Cash Costs per Ounce to Generally Accepted
               Accounting Principles (GAAP) (dollars and ounces in
                    thousands, except per ounce - unaudited)

                                                                    First Quarter Ended
                                                             --------------------------------
                                                             MAR. 31, 2003      Mar. 31, 2002
---------------------------------------------------------------------------------------------
GOLD SEGMENT
---------------------------------------------------------------------------------------------
Total cash costs                                                $    4,785           $  5,499
Divided by ounces produced                                              35                 40
                                                                ----------           --------
    Total cash cost per ounce produced                          $      137           $    137
                                                                ==========           ========
Reconciliation to GAAP(1):
    Total cash costs                                            $    4,785           $  5,499
    Reclamation                                                         52                 93
    Treatment & freight costs                                         (347)              (379)
    Change in product inventory                                       (659)               248
    Other costs                                                         --                 33
                                                                ----------           --------
    Costs of sales and other direct production costs (GAAP)     $    3,831           $  5,494
                                                                ==========           ========
---------------------------------------------------------------------------------------------
SILVER SEGMENT
---------------------------------------------------------------------------------------------
Total cash costs                                                $    4,005           $  4,956
Divided by ounces produced                                           2,398              2,010
                                                                ----------           --------
    Total cash cost per ounce produced                          $     1.67           $   2.47
                                                                ==========           ========
Reconciliation to GAAP:
    Total cash costs                                            $    4,005           $  4,956
    Reclamation                                                        233                267
    Treatment & freight costs                                       (4,654)            (4,403)
    By-product credits                                              10,891              8,553
    Change in product inventory                                       (250)              (836)
    Other costs                                                         (8)                60
                                                                ----------           --------
    Costs of sales and other direct production costs (GAAP)     $   10,217           $  8,597
                                                                ==========           ========
---------------------------------------------------------------------------------------------
GREENS CREEK UNIT (REFLECTS HECLA'S 29.73% SHARE)
---------------------------------------------------------------------------------------------
Total cash costs                                                $    1,237           $  1,582
Divided by ounces produced                                             741                829
                                                                ----------           --------
    Total cash cost per ounce produced                          $     1.67           $   1.91
                                                                ==========           ========
Reconciliation to GAAP:
    Total cash costs                                            $    1,237           $  1,582
    Reclamation                                                         72                147
    Treatment & freight costs                                       (2,989)            (3,094)
    By-product credits                                               5,514              5,077
    Change in product inventory                                       (293)              (892)
                                                                ----------           --------
    Costs of sales and other direct production costs (GAAP)     $    3,541           $  2,820
                                                                ==========           ========
---------------------------------------------------------------------------------------------
SAN SEBASTIAN UNIT
---------------------------------------------------------------------------------------------
Total cash costs                                                $      (72)          $  1,164
Divided by ounces produced                                           1,022                769
                                                                ----------           --------
    Total cash cost per ounce produced                          $    (0.07)          $   1.51
                                                                ==========           ========
Reconciliation to GAAP:
    Total cash costs                                            $      (72)          $  1,164
    Reclamation                                                        152                 99
    Treatment & freight costs                                         (510)              (545)
    By-product credits                                               4,062              2,636
    Change in product inventory                                         18                 39
                                                                ----------           --------
    Costs of sales and other direct production costs (GAAP)     $    3,650           $  3,393
                                                                ==========           ========
---------------------------------------------------------------------------------------------
LUCKY FRIDAY UNIT
---------------------------------------------------------------------------------------------
Total cash costs                                                $    2,840           $  2,210
Divided by ounces produced                                             635                412
                                                                ----------           --------
    Total cash cost per ounce produced                          $     4.47           $   5.36
                                                                ==========           ========
Reconciliation to GAAP:
    Total cash costs                                            $    2,840           $  2,210
    Reclamation                                                          9                 21
    Treatment & freight costs                                       (1,155)              (764)
    By-product credits                                               1,315                840
    Change in product inventory                                         25                 17
                                                                ----------           --------
    Costs of sales and other direct production costs (GAAP)     $    3,034           $  2,324
                                                                ==========           ========

(1) Costs per ounce of gold are based on the gold produced by La Camorra only.

     Contact Vicki Veltkamp, vice president - investor and public relations
6500 N Mineral Drive, Suite 200 o Coeur d'Alene, Idaho 83815-9408 o 208/769-4100
                               o FAX 208/769-7612